Exhibit 10.1a

NOTICE OF GRANT OF PERFORMANCE RESTRICTED STOCK UNITS

ANIKA THERAPEUTICS, INC.

2017 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Anika Therapeutics, Inc., a Delaware corporation (the “Company”) hereby grants, pursuant to the provisions of the Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan, as amended from time to time (the “Plan”), to the Grantee designated in this Notice of Grant of Performance Restricted Stock Units (the “Notice of Grant”), the number of restricted stock units (“PRSUs”) set forth in the Notice of Grant (the “Award”), subject to certain terms and conditions as outlined below in the Notice of Grant and the additional terms and conditions set forth in the attached Terms and Conditions of Performance Restricted Stock Units, including the Appendix attached thereto (the “Terms and Conditions,” and together with the Notice of Grant, the “Award Agreement”).

Grantee:	[___]
Grant Date:	[___]
Number of PRSUs Granted:	[___] (based on achievement of the Strategic Goals/Performance Measures attached as Exhibit A hereto)
Definition of PRSU:

Each PRSU shall entitle the Grantee to receive one Share or, subject to application of the Cash Cap (as defined in the Terms and Conditions), a cash payment equal to the Fair Market Value of one Share at such future date or dates and subject to such terms and conditions as set forth in the Award Agreement.

Vesting Schedule:

Subject to the provisions of the Terms and Conditions and other applicable sections of this Notice of Grant, the Award shall vest in accordance with the following schedule, provided that Grantee remains a continuous Service Provider from the Grant Date until the date(s) on which the Award is scheduled to vest.

Vesting shall occur with respect to the number of PRSUs earned subject to the Strategic Goals/Performance Measures on the applicable Vesting Date, all as specified on Exhibit A attached hereto.

By electronically accepting the Award Agreement , the Grantee agrees that the Award is granted under and governed by the terms and conditions of the Plan and the Award Agreement, as of the Grant Date.

GRANTEE	ANIKA THERAPEUTICS, INC.
Sign Name: _________________________________	Sign Name: _________________________________
Print Name: _________________________________	Print Name: _________________________________
Title: _________________________________

Notice of Grant - Page 1

TERMS AND CONDITIONS OF PERFORMANCE RESTRICTED STOCK UNITS

1.	Grant of PRSUs.

(a)         The Award granted to the Grantee and described in the Notice of Grant is subject to the terms and conditions of the Plan. The terms and conditions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, the Award Agreement shall be construed in accordance with the terms and conditions of the Plan. Any capitalized term not otherwise defined in the Award Agreement shall have the definition set forth in the Plan.

(b)         The Committee has approved the grant to the Grantee of the Award, conditioned upon the Grantee’s acceptance of the terms and conditions of the Award Agreement within 60 days after the Award Agreement is presented to the Grantee for review; if the Grantee does not accept the terms and conditions of the Award Agreement within 60 days after the Award Agreement is presented to the Grantee for review, the Grantee will automatically be deemed to accept the Award and such terms and conditions.

(c)         As of the Grant Date, the Company grants to the Grantee the number of PRSUs set forth in the Notice of Grant, subject to the terms and conditions of the Plan and the Award Agreement. Each PRSU shall entitle the Grantee to receive one Share or, subject to application of the Cash Cap (as defined below), a cash payment with a Fair Market Value equal to one Share, at such future date or dates and subject to such terms and conditions as set forth in the Award Agreement.

2.	Restrictions.

(a)         The Grantee shall have no rights or privileges of a Company stockholder as to the PRSUs prior to settlement (to the extent settled in Shares) in accordance with Section 6 of these Terms and Conditions (“Settlement”), including no right to vote or receive dividends or other distributions with respect to the PRSUs; in addition, the following provisions shall apply:

(i)         the Grantee shall not be entitled to delivery of a certificate or certificates for Shares in connection with the PRSUs until Settlement in Shares (if at all), and upon the satisfaction of all other applicable conditions;

(ii)         none of the PRSUs may be sold, transferred (other than by will or the laws of descent and distribution), assigned, pledged or otherwise encumbered or disposed of prior to Settlement in Shares; and

(iii)         all of the PRSUs shall be forfeited and all rights of the Grantee with respect to the PRSUs shall terminate in their entirety on the terms and conditions set forth in Section 5 below.

(b)         Any attempt to dispose of PRSUs or any interest in the PRSUs in a manner contrary to the restrictions set forth in the Award Agreement shall be void and of no effect.

(c)         Notwithstanding anything herein to the contrary, in the event the Company elects to settle any PRSUs in the form of cash, in no event shall the amount paid in cash with respect to any PRSU (calculated prior to any reduction for tax withholding or other deductions) exceed an amount equal to 3x the Fair Market Value of a Share as of the Grant Date (subject to equitable adjustment in the case of any stock split, reverse stock split or similar change in capitalization) (the “Cash Cap”); provided that, as of the final vesting date of this Award, the Grantee may receive an amount in cash that exceeds the Cash Cap (i) in the event the Fair Market Value as of the final vesting date exceeds the Fair Market Value on each prior vesting date and (ii) so long as the aggregate amount of cash paid to Grantee pursuant to this Award does not exceed the Aggregate Cash Cap. For purposes of this Agreement, the “Aggregate Cash Cap” shall mean an amount equal to 3x (A) the number of PRSUs subject to this Award that were settled (or would be settled upon the final vesting date) in cash multiplied by (B) the Fair Market Value of a Share as of the Grant Date (subject to equitable adjustment in the case of any stock split, reverse stock split or similar change in capitalization). On or following a Change in Control, the Cash Cap shall not apply.

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3.             Restricted Period and Vesting. The “Restricted Period” is the period beginning on the Grant Date and ending on the date the PRSUs, or such applicable portion of the PRSUs, are deemed vested under the schedule set forth in the Notice of Grant, including any applicable accelerated vesting provisions set forth herein.

4.             Acceleration of Vesting under Certain Circumstances. The vesting of the Award shall not be accelerated under any circumstances, except as otherwise provided in the Plan or in a written agreement between the Grantee and the Company or an Affiliate; provided, however, that if, within 3 months prior to and in connection with a Change in Control, or 12 months following a Change in Control, the Grantee incurs a Separation from Service as a result of a termination initiated by the Company or an Affiliate without Cause, or by the Grantee for Good Reason, then 100% of the Shares shall immediately become vested prior to such termination (provided that if such termination occurs prior to such Change in Control, such Shares shall immediately become vested prior to such Change in Control). For this purpose, “Good Reason” means as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Affiliate, or in the absence of such then-effective written agreement and definition, means the occurrence of any of the following events or conditions unless consented to by the Grantee (and the Grantee shall be deemed to have consented to any such event or condition unless the Grantee provides written notice of the Grantee’s non-acquiescence within 30 days of becoming aware of such event or condition): (i) a change in the Grantee’s responsibilities or duties which represents a material and substantial diminution in the Grantee’s responsibilities or duties, as applicable; (ii) a material reduction in the Grantee’s base salary; provided that an across-the-board reduction in the salary level of substantially all other individuals in positions similar to the Grantee’s by the same percentage amount shall not constitute such a salary reduction; or (iii) requiring the Grantee to be based at any place outside a 50 mile radius from the Grantee’s job location or residence except for reasonably required travel on business.

5.             Forfeiture. If, during the Restricted Period, (i) the Grantee incurs a Separation from Service, (ii) there occurs a material breach of the Award Agreement by the Grantee or (iii) the Grantee fails to meet the tax withholding obligations described in Section 7 below, all rights of the Grantee to the PRSUs that have not vested in accordance with Sections 3 or 4 above shall terminate immediately and be forfeited in their entirety.

6.             Settlement of PRSUs. Delivery of Shares and/or a cash payment under the Award Agreement shall be subject to the following:

(a)         The Company shall deliver to the Grantee one Share for each PRSU that has vested and not otherwise been forfeited within 30 days following the end of the applicable Restricted Period; provided that, in the sole discretion of the Company, in lieu of delivering one Share for each PRSU, the Company may deliver a cash payment to the Grantee for each PRSU in an amount equal to the Fair Market Value of one Share as of the last day of the applicable Restricted Period (subject to reduction for tax withholding pursuant to Section 7 below and subject to reduction due to application of the Cash Cap); provided further, that the Company need not treat each vesting date or each PRSU the same and may settle vested PRSUs in a combination of Shares and cash in its sole discretion;

(b)         Any issuance of Shares pursuant to the Award Agreement may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity; and

(c)         In the event that a certificate for Shares is delivered to the Grantee in connection with the Award, such certificate shall bear the following legend:

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The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan and a restricted stock unit award agreement entered into between the registered owner and Anika Therapeutics, Inc. Copies of such plan and agreement are on file in the executive offices of Anika Therapeutics, Inc.

In addition, the stock certificate or certificates for any Shares shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be placed on such certificate or certificates to make appropriate reference to such restrictions.

7.	Withholding.

(a)         The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Grantee with respect to the Award.

(b)         The Grantee shall be required to meet any applicable tax withholding obligation in accordance with the tax withholding provisions of Section 17.3 of the Plan. The ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to Grantee (the “Tax-Related Items”) is and remains Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Grantee’s employer (the “Employer”). Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant, vesting or distribution of this Award, the issuance of shares of Stock upon vesting and distribution of this Award, the subsequent sale of shares of Stock acquired pursuant to such vesting and distribution or the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of this Award or any aspect of this Award to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee is subject to Tax-Related Items in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(c)         Prior to any relevant taxable or tax withholding event, as applicable, Grantee agrees to make adequate arrangements satisfactory to the Company and/or Grantee’s Employer to satisfy all Tax-Related Items. To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items, Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one (or a combination) of the following:

(i)         by direct payment to the Company or the Employer in cash of the amount of Tax-Related Items;

(ii)          by having withheld from the Award at the appropriate time that number of whole Shares whose Fair Market Value is equal to the amount of Tax-Related Items required to be withheld with respect to the Award; and/or

(iii)         by withholding from wages or other cash compensation paid to Grantee by the Company or the Employer.

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For the avoidance of doubt, with respect to any PRSUs settled in cash, the amount of tax withholding shall be deducted and withheld from the cash payment otherwise payable to the Grantee upon settlement of such PRSUs.

8.             Adjustment. Upon any event described in Section 15 of the Plan occurring after the Grant Date, the adjustment provisions as provided for under Section 15 of the Plan shall apply to the Award.

9.             Bound by Plan and Committee Decisions. By accepting the Award, the Grantee acknowledges that the Grantee has received a copy of the Plan, has had an opportunity to review the Plan, and agrees to be bound by all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Award Agreement and the Plan, the provisions of the Plan shall control. The authority to manage and control the operation and administration of the Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to the Award Agreement or the Plan shall be final and binding on all persons.

10.           Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of the Award Agreement and the Plan and that the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of the Award.

11.           Regulatory Restrictions on the PRSUs. Notwithstanding the other provisions of the Award Agreement, the Committee may impose such conditions, restrictions and limitations on the issuance of Common Stock with respect to the Award unless and until the Committee determines that such issuance complies with (a) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (b) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (c) any applicable Company policy or administrative rules and (d) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

12.	Miscellaneous.

(a)         Notices. Any notice that either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b)         Waiver. The waiver by any party hereto of a breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c)         Entire Agreement. The Award Agreement and the Plan constitute the entire agreement between the parties with respect to the Award. Except as otherwise stated herein, any prior agreements, commitments or negotiations concerning the Award are superseded.

(d)         Binding Effect; Successors. The obligations and rights of the Company under the Award Agreement shall be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The obligations and rights of the Grantee under the Award Agreement shall be binding upon and inure to the benefit of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

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(e)         Governing Law; Consent to Jurisdiction; Consent to Venue; Service of Process. The Award Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without regard to the principles of conflicts of law thereof or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. For purposes of resolving any dispute that arises directly or indirectly in connection with the Award Agreement, the Grantee, by virtue of receiving the Award, hereby submits and consents to the exclusive jurisdiction of the Commonwealth of Massachusetts and agrees that any related litigation shall be conducted solely in the courts of Middlesex County, Massachusetts or the United States District Court for the District of Massachusetts, where the Award Agreement is made and to be performed, and no other courts. The Grantee may be served with process in any manner permitted under Massachusetts law, or by United States registered or certified mail, return receipt requested.

(f)         Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of the Award Agreement.

(g)         Amendment. The Award Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Award.

(h)         Severability. The invalidity or unenforceability of any provision of the Award Agreement shall not affect the validity or enforceability of any other provision of the Award Agreement, and each other provision of the Award Agreement shall be severable and enforceable to the extent permitted by law.

(i)         No Rights to Service. Nothing contained in the Award Agreement shall be construed as giving the Grantee any right to be retained, in any position, as a director, officer, employee or consultant of the Company or its Affiliates, or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever or for no reason, subject to the Company’s articles of incorporation, bylaws and other similar governing documents and applicable law.

(j)         Section 409A. It is intended that the Award Agreement and the Award will be exempt from (or in the alternative will comply with) Code Section 409A, and the Award Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. This Section 12(j) shall not be construed as a guarantee of any particular tax effect for the Grantee’s benefits under the Award Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

(k)         Further Assurances. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Award Agreement and the Plan.

(l)         Confidentiality. The Grantee agrees that the terms and conditions of the Award reflected in the Award Agreement are strictly confidential and, with the exception of the Grantee’s counsel, tax advisor, immediate family, or as required by applicable law, have not and shall not be disclosed, discussed or revealed to any other persons, entities or organizations, whether within or outside Company, without prior written approval of Company. The Grantee shall take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is authorized.

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(m)         Nature of Award. In accepting this Award, Grantee acknowledges, understands and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature, and the Company may amend, modify, suspend or terminate the Plan at any time, to the extent permitted by the Plan; (ii) the grant of this Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Awards or benefits in lieu of Awards, even if Awards have been granted in the past; (iii) all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company; (iv) the Award Agreement does not give Grantee the right to remain retained or employed by the Company and/or Employer (or any of their Subsidiaries or Affiliates) in any capacity; (v) except as otherwise provided in a separate agreement between Grantee and the Company and/or Employer (or any of their Subsidiaries or Affiliates), the Company and/or Employer reserve the right to terminate the Grantee’s employment or other service at any time and for any reason, in accordance with applicable laws; (vi) if Grantee is not a Service Provider to the Company or any Subsidiary or Affiliate, this Award does not establish an employment or other Service Provider relationship with the Company or any Subsidiary or Affiliate; (vii) Grantee is voluntarily participating in the Plan; (viii) this Award and shares of Common Stock subject to this Award, and the income from and value of same, are not intended to replace any pension rights or compensation; (ix) this Award and shares of Common Stock subject to this Award, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments; (x) the future value of the Shares subject to this Award is unknown, indeterminable, and cannot be predicted with certainty; (xi) no claim or entitlement to compensation or damages shall arise from the forfeiture of this Award resulting from a Separation from Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where Grantee is employed or otherwise rendering services, or the terms of Grantee’s employment or service agreement, if any); (xii) unless otherwise agreed with the Company, this Award and Shares acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any service Grantee may provide as a director for any Subsidiary or Affiliate; (xiii) unless otherwise provided in the Plan or by the Company in its discretion, this Award and the benefits evidenced by the Award Agreement do not create any entitlement to have this Award transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and (xiv) the following provisions shall be applicable only to employees outside the U.S.: (a) this Award and Shares subject to this Award, and the income from and value of same, are not part of normal or expected compensation for any purpose; and (b) neither the Company, the Employer, nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between Grantee’s local currency and the United States Dollar that may affect the value of this Award or of any amounts due to Grantee pursuant to the vesting or Settlement of this Award or the subsequent sale of Shares acquired upon Settlement of this Award.

(n)         Clawback. This Award is subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any Company clawback Policy or any applicable law related to such actions, as may be in effect from time to time. Grantee’s acceptance of this Award shall be deemed to constitute Grantee’s acknowledgement of and consent to the Company’s application, implementation and enforcement of any applicable Policy that may apply to the Grantee, whether adopted prior to or following the Grant Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and Grantee’s agreement that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

(o)         No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or the acquisition or sale of Shares. Grantee should consult with Grantee’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

(p)         Data Privacy. Grantee’s personal information will be processed in accordance with the Company’s privacy policy previously given to and acknowledged by the Grantee. Grantee may obtain a copy of such policy at no cost by contacting Grantee’s local human resources department.

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(i)         Data Collection and Usage. The Company and any Subsidiaries or Affiliates, including the Employer, may collect, process and use certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, email address, date of birth, social security, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any of its Subsidiaries or Affiliates, details of all awards or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data by the Company and the third-party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under the Award Agreement and the Company’s legitimate business interest of managing the Plan and generally administering the Awards.

(ii)        Plan Administration Service Providers. The Company transfers Data to Fidelity Workplace Services LLC and its authorized affiliates (“Fidelity”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. Grantee acknowledges and understands that Fidelity will open an account for Grantee to receive and trade Shares acquired under the Plan and that Grantee will be asked to agree on separate terms and data processing practices with Fidelity, with such agreement being a condition to the ability to participate in the Plan. The legal basis for the transfer of Data by the Company to Fidelity is its necessity to perform a contract between the Company and Fidelity concluded in the interest of Grantee. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of Data in the United States or, as the case may be, other countries, may not be subject to substantive data processing principles or supervision by data protection authorities. In addition, Grantee may not have enforceable rights regarding the processing of Data in such countries.

(iii)       International Data Transfers. The Company and its service providers that manage and administer the Awards are based in the United States: this Award derives from the Company, incorporated in the state of Delaware, United States and the Plan, governed by the laws of the Commonwealth of Massachusetts. Therefore, in order for the Company to perform its contractual obligations under the Award Agreement, Data will be transferred to the United States. The Company’s legal basis, where required, for the transfer of Data is its necessity in order to perform its contractual obligations under the Award Agreement.

(iv)        Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.

(v)         Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Grantee is providing consents, where applicable, on a purely voluntary basis. Grantee understands that Grantee may withdraw his/her consent at any time with future effect for any or no reason. If Grantee does not consent, or if Grantee later seeks to revoke consent, Grantee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Awards or other equity awards to Grantee or administer or maintain Grantee’s participation in the Plan.

(vi)        Data Subject Rights. Grantee may have a number of rights under data privacy laws in Grantee’s jurisdiction. Depending on where Grantee is based, such rights may include the right to (a) request access or copies of Data the Company processes, (b) rectification of incorrect Data, (c) deletion of Data, (d) restrictions on processing of Data, (e) portability of Data, (f) lodge complaints with competent authorities in Grantee’s jurisdiction, and/or (g) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Grantee can contact his/her local human resources representative.

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(vii)       Alternative Basis for Data Processing/Transfer. Grantee understands that in the future, the Company may rely on a different legal basis for the processing and/or transfer of Data and/or request that Grantee provides another data privacy consent form. Upon request of the Company or the Employer, Grantee agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from Grantee for the purpose of administering Grantee’s participation in the Plan in compliance with the data privacy laws in Grantee’s country, either now or in the future. Grantee understands and agrees that Grantee will not be able to participate in the Plan if he/she fails to provide any such consent or agreement requested by the Company and/or the Employer.

(q)         Electronic Delivery. By accepting this Award, Grantee consents to receive documents related to this Award by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Grantee’s consent shall remain in effect throughout Grantee’s term as a Service Provider and thereafter until Grantee withdraws such consent in writing to the Company.

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EXHIBIT A

2025 Phantom Performance Restricted Stock Unit Measures

Year[1]	Strategic Goals/Performance Measures	Target[2]	Vesting Date
[__]	[___]	1/3 of Total Shares Granted	First anniversary of the Grant Date
[__]	[___]	1/3 of Total Shares Granted	Second anniversary of the Grant Date
[__]	[___]	1/3 of Total Shares Granted	Third anniversary of the Grant Date

1.

Upon the Compensation Committee’s determination of achievement of the applicable Strategic Goal/Performance Measure by the end of the specified year (any such date of determination, the “Performance Measurement Date”), the Target number of PRSUs listed for the specified year will be deemed earned and shall vest on the applicable Vesting Date specified above. If, as of a Performance Measurement Date, the Compensation Committee determines that the Strategic Goal/Performance Measure was not achieved for that year, the applicable PRSUs eligible to be earned with respect to the specified year shall be forfeited upon that date. The Performance Measurement Dates for each specified year shall be the date on which the Compensation Committee of the Board of Directors reviews the Company’s Financial and Business Achievements for the applicable year specified above, including the Company’s audited financial statements for such period, as applicable, and determines and specifies, at the Compensation Committee’s sole discretion, whether the PRSUs have been earned.

2.	For the avoidance of doubt, no more than 100% of the Target number of PRSUs may be earned and vest with respect to a specified year.

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APPENDIX

TO THE

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

UNDER THE ANIKA THERAPEUTICS, INC.

2017 OMNIBUS INCENTIVE PLAN

Capitalized terms used but not defined in this Appendix have the meanings set forth herein or in the Plan.

Terms and Conditions

This Appendix includes additional terms and conditions that govern this Award if Grantee resides and/or works in one of the countries listed herein. If Grantee is a citizen or resident of a country other than the one in which he/she is currently residing and/or working, transfers employment and/or residency to another country after receiving the grant of this Award, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions herein will apply to Grantee.

Notifications

This Appendix also includes information regarding taxes and certain other issues of which Grantee should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, income tax and other laws in effect in the respective countries as of January 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Grantee not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time Grantee vests in this Award, upon Settlement, or when Grantee sells Shares acquired under the Award.

In addition, the information contained herein is general in nature and may not apply to Grantee’s particular situation, and the Company is not in a position to assure Grantee of any particular result. Accordingly, Grantee is advised to seek appropriate professional advice as to how the relevant laws in Grantee’s country of residence may apply to his/her personal situation.

If Grantee is a citizen or resident of a country other than the one in which Grantee is currently residing and/or working, transfers employment and/or residency to another country after the grant of this Award, or Grantee is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Grantee in the same manner. Grantee is advised to consult his/her personal advisor to determine the extent to which the notifications apply to Grantee’s specific situation.

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ITALY

Terms and Conditions

The following terms will supplement, amend or integrate for purposes of Italian laws the relevant sections of the Award Agreement.

1. Section 7 of the Award Agreement is replaced by the following wording:

7.         Withholding.

(a)         The Committee shall determine the amount of any withholding or other tax required by Italian law to be withheld or paid by the Company with respect to any income recognized by the Grantee with respect to the Award.

(b)         Irrespective of the above, the Grantee shall be required to meet any applicable tax withholding obligation in accordance with the tax withholding provisions of Section 17.3 of the Plan. The ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to Grantee (the “Tax-Related Items”) is and remains Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant, vesting or distribution of this Award, the issuance of shares of Stock upon vesting and distribution of this Award, the subsequent sale of shares of Stock acquired pursuant to such exercise or the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of this Award or any aspect of this Award to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee is subject to Tax-Related Items in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(c)         Prior to any relevant taxable or tax withholding event, as applicable, Grantee agrees to make adequate arrangements satisfactory to the Company and/or Grantee’s Employer to satisfy all Tax-Related Items. To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items, Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one (or a combination) of the following:

(i)         by direct payment to the Company or the Employer of the amount of Tax-Related Items through a wire transfer bank payment;

(ii)         by having withheld from the Award at the appropriate time that number of whole Shares whose Fair Market Value is equal to the amount of Tax-Related Items required to be withheld with respect to the Award; and/or

(iii)        [intentionally left blank];

If the Grantee is an Italian tax resident who, at any time during the fiscal year, holds foreign financial assets (including cash and shares) which may generate taxable income in Italy, the Grantee is required to report such assets on his or her annual tax return for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations also apply if the Grantee is the beneficial owner of foreign financial assets under Italian money laundering provisions.

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2. Section 9 of the Award Agreement is replaced by the following wording:

9.         Bound by Plan and Committee Decisions.

By accepting the Award, the Grantee acknowledges that the Grantee has received a copy of the Plan, the Award Agreement and the Appendix, has had an opportunity to review the Plan, the Award Agreement and the Appendix and agrees to be bound by all of the terms and conditions of the Plan, the Award Agreement and the Appendix. In the event of any conflict between the provisions of the Award Agreement and the Plan, the provisions of the Plan shall control. The authority to manage and control the operation and administration of the Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to the Award Agreement or the Plan shall be final and binding on all persons.

3. Section 10 of the Award Agreement is replaced by the following wording:

10.         Grantee Representations.

The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of the Award Agreement including the Appendix and the Plan and that the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of the Award.

4. Section 12, letter (c), of the Award Agreement is entirely deleted and replaced by the following wording:

(c)         Entire Agreement.

The Award Agreement including the Appendix and the Plan constitute the entire agreement between the parties with respect to the Award. Except as otherwise stated herein, any prior agreements, commitments or negotiations concerning the Award are superseded.

5. Section 12, letter (e), of the Award Agreement shall be interpreted to allow any dispute arising with respect to the Award Agreement to be referred for resolution to Italian courts of competent jurisdiction pursuant to Italian rules of civil procedure. In addition, Italian mandatory labor laws shall apply and, in case of contrast, prevail over any law of the Commonwealth of Massachusetts.

6. Section 12, letter (m), numbers (ix) and (xvi), of the Award Agreement shall be construed and interpreted so as to allow the application of article 2120, para. 2, of the Italian Civil Code to assess whether any income arising from the Award Agreement takes part in the formation of the income base for computation of the severance payment due to employees under Italian law.

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UNITED KINGDOM

Terms and Conditions

Withholding.  The following supplements the “Withholding” section of the Award Agreement:

Without limitation to the “Withholding” section of the Award Agreement, Grantee agrees that Grantee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by His Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). Grantee also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Grantee’s behalf.

Notwithstanding the foregoing, if Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Grantee understands that Grantee may not be able to indemnify the Company or the Employer for the amount of any Tax-Related Items not collected from or paid by Grantee if the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid by Grantee within 90 days of the end of the U.K. tax year in which an event giving rise to the taxable event occurs, may constitute an additional benefit to Grantee on which additional income tax and National Insurance contributions (“NICs”) may be payable. Grantee understands that Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee NICs due on this additional benefit, which may also be recovered from Grantee by any of the means referred to in the “Withholding” section of the Award Agreement.

Joint Election. As a condition of participation in the Plan, Grantee agrees to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with this Award, where legally permitted, and any event giving rise to Tax-Related Items related to Grantee’s participation in the Plan (the “Employer NICs”). Without prejudice to the foregoing, if requested to do so by the Employer or the Company, Grantee agrees to execute a joint election with the Company or the Employer, the form of such joint election having been approved formally by HMRC (the “Joint Election”), and any other required consent or election to accomplish the transfer of Employer NICs to Grantee. Grantee further agrees to execute such other joint elections as may be required between Grantee and any successor to the Company or the Employer. Grantee further agrees that the Company or the Employer may collect the Employer NICs from Grantee by any of the means set forth in the “Withholding” section of the Award Agreement.

If, having been requested to enter into a Joint Election by the Employer or the Company, Grantee does not enter into the Joint Election or if approval of the Joint Election has been withdrawn by HMRC, the Company, in its sole discretion and without any liability to the Company or the Employer, may choose not to issue or deliver any Shares to Grantee upon vesting of this Award.

S431 Election. As a condition of participation in the Plan, the Grantee agrees to enter into, jointly with the Company and/or the Employer, a joint election within Section 431 of ITEPA in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Sections 423 and 424 of ITEPA), and that the Grantee will not revoke such election at any time (the “Section 431 Election”). The Section 431 Election will be to treat the Shares acquired pursuant to the vesting of the Award as if such Shares were not restricted securities (for U.K. tax purposes only). The Grantee must enter into the Section 431 Election within 14 days of such time as may be designated by the Company and/or the Employer.

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